UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: December 19, 2007
(Date of earliest event reported)
Akorn, Inc.
(Exact name of registrant as specified in its charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS 60089
(Address of principal executive offices, zip code)

(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     On December 19, 2007, the Board of Directors (the “Board”) of Akorn, Inc. (“Akorn”), voted unanimously by means of a written consent effective as of December 17, 2007: (i) that effective January 1, 2008 Akorn award 10,000 shares of its restricted stock to each then-serving director of Akorn, other than the Chief Executive Officer (“CEO”) and Chairman of Akorn (“Chairman”), with 1/4 of such shares vesting at issuance (January 1, 2008) and 1/4 vesting on each of January 1, 2009, 2010 and 2011, subject to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan; (ii) effective as of January 1, 2008 and for the 2008 calendar year only, to compensate then-serving members of the Board, other than the CEO and Chairman, as follows: (a) $20,000 per year to each director as an annual retainer; (b) $5,000 per year to each committee chair as an annual retainer; (c) $1,500 to each director for each Board meeting attended in person; (d) $500 to each director for each committee meeting attended (other than such a meeting held on the same day as a Board meeting attended in person); and (e) $500 to each director for each Board meeting attended by telephone; and (iii) to compensate the Chairman for his services at the rate of $50,000 per year, payable quarterly.
     The current members of the Board of Akorn are Dr. John N. Kapoor, who serves as Chairman, Arthur S. Przybyl, who serves as CEO, Ronald M. Johnson, Jerry I. Treppel, Subhash Kapre, Randall J. Wall and Jerry N. Ellis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: December 19, 2007